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                                                                February 9, 2000

eContent, Inc.
The Citizens Building
105 S. Narcissus Avenue, Suite 701
West Palm Beach, Florida 33401

         Re:      Registration Statement on Form S-8
                  Offering of 500,000 Options to Purchase Common Stock

Gentlemen:

         We have acted as counsel to eContent, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, (the "Securities Act"), of 500,000 shares of the Company's common stock at $0.80 per share (the "Options"), to be offered to Robert Marty ("Consultant") by the Company pursuant to a Consulting Agreement and Non-Incentive Stock Option Agreement between the Company and Consultant.

         A registration statement on Form S-8 is being filed herewith. In connection with rendering this opinion, we have examined executed copies of the Registration Statement and all exhibits thereto. We have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and By-laws of the Company, (ii) the Consulting Agreement and the Warrant Agreement with respect to the issuance of the Warrants and the underlying shares and related matters, and (iii) such other agreements and instruments relating to the Company as we deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, we have made such further investigation and inquiries relevant to the transaction contemplated by the Registration Statement as we have deemed necessary for the opinion expressed herein, and we have relied, to the extent we deemed reasonable, on certificates and certain other information provided to us by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

         Furthermore, in rendering our opinion, we have assumed that the signatures on all documents examined by us are genuine, that all documents and corporate record books submitted to us as originals are accurate and complete, and that all documents submitted to us are true, correct and complete copies of the originals thereof.

         Based upon the foregoing, we are of the opinion that the Common Stock to be issued and sold by the Company as described in the Registration Statement have been duly authorized for issuance and sale and when issued by the Company against payment of the consideration therefor pursuant to the terms of the Consulting and Non Incentive Stock Option Agreements, will be legally issued, fully paid and nonassessable.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.


                                              Very truly yours,

                                              Kogan & Taubman, L.L.C.


                                              By:
                                                  ------------------------------
                                                         Louis E. Taubman